Exhibit 99.1

Gerry O’Sullivan, the Latest Member to Join Microbot Medical’s Scientific Advisory Board, to Leverage Extensive Interventional Radiology Experience to Progress the LIBERTY® Robotic System Through Regulatory, Clinical and Commercialization Phases

Widely Published Interventional Radiologist Has Earned Well-Regarded Reputation Working with Prestigious Medical Centers in the U.S. and Europe

The addition of Professor O’Sullivan, the Clinical Director of Radiology for the Galway Clinic in Ireland, Expands the Company’s EU Presence.

HINGHAM, Mass., March 23, 2023 – Microbot Medical Inc. (Nasdaq: MBOT) continues to receive global interest from interventional radiologists due to the gap in new innovative technology currently available on the market today. Microbot Medical, the company developing the LIBERTY® Robotic System, the first single-use endovascular robotic system, today announced that Professor Gerry O’Sullivan, a key opinion leader (KOL) from Ireland, has joined the Company’s Scientific Advisory Board (SAB). The Company believes the combination of his academic and medical experience will be invaluable while it seeks to establish Centers of Excellence throughout the U.S. and Europe in preparation for human clinical trials.

Prior to Galway Clinic, and during his time in the U.S., Professor O’Sullivan worked as a Fellow at Stanford University Medical Centre and as a Consultant at Rush University Medical Centre. Professor O’Sullivan specializes in venous disease, with expertise in Deep Venous Thrombus (DVT) removal, Inferior Vena Cava (IVC) reconstruction and IVC filter indications. Annually, Professor O’Sullivan performs large volumes of prostate and uterine fibroid embolizations, as well as the full array of Interventional procedures.

“I recently attended a lab session for the LIBERTY® Robotic System and I was immediately struck by its elegant design and ease of use,” commented Professor O’Sullivan. “I believe interventional radiologists have been seeking a better solution to address their concerns, while still achieving favorable patient outcomes. I believe the LIBERTY Robotic System has the potential to meet this need and I look forward to lending my experience and expertise to advance the system and achieve the Company’s commercialization objectives.”

“As the number of lab sessions has increased, so too has the interest from global key opinion leaders wanting to be involved in the LIBERTY device’s development,” commented Eyal Morag, Chief Medical Officer. “The addition of Professor O’Sullivan, with his knowledge of the U.S. and European markets, adds a unique perspective to meet our goals, including the regulatory and clinical phases.”

Professor O’Sullivan has over 25 years’ experience and is a Fellow of the Society of Interventional Radiology (SIR), as well as a Fellow of the European Board of Interventional Radiology (EBIR). Professor O’Sullivan, who is the primary author in multiple publications concerning the deep venous system, serves on the Executive Committee of Cardiovascular and Interventional Radiological Society of Europe (CIRSE) along with being Vice Chair of the Scientific Program Committee (SPC) for the CIRSE’s Annual Meeting, the largest global interventional radiologist meeting.

For a complete list and background on the members of the SAB, please visit the Company’s website at www.microbotmedical.com.

About Microbot Medical

Microbot Medical Inc. (NASDAQ: MBOT) is a pre-clinical medical device company that specializes in transformational micro-robotic technologies, focused primarily on both natural and artificial lumens within the human body. Microbot’s current proprietary technological platforms provide the foundation for the development of a Multi Generation Pipeline Portfolio (MGPP).

Microbot Medical was founded in 2010 by Harel Gadot, Prof. Moshe Shoham, and Yossi Bornstein with the goals of improving clinical outcomes for patients and increasing accessibility through the use of micro-robotic technologies. Further information about Microbot Medical is available at http://www.microbotmedical.com.

Safe Harbor

Statements to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, market conditions, risks inherent in the development and/or commercialization of potential products, including LIBERTY and the One & Done™ technologies, the outcome of its studies to evaluate LIBERTY, the One & Done™ technologies and other existing and future technologies, any failure or inability to recruit physicians and clinicians to serve as primary investigators to conduct regulatory studies which could adversely affect or delay such studies, uncertainty in the results of pre-clinical and clinical trials or regulatory pathways and regulatory approvals, uncertainty resulting from the COVID-19 pandemic, need and ability to obtain future capital, and maintenance of intellectual property rights. Additional information on risks facing Microbot Medical can be found under the heading “Risk Factors” in Microbot Medical’s periodic reports filed with the Securities and Exchange Commission (SEC), which are available on the SEC’s web site at www.sec.gov. Microbot Medical disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Investor Contact:

Michael Polyviou

EVC Group

mpolyviou@evcgroup.com

732-933-2754